EXHIBIT 99.1

News

Merrill Lynch & Co., Inc.

World Headquarters 4 World Financial Center New York, New York 10080
Release date: March 13, 2008

For information contact: Media Relations: Jessica Oppenheim (212) 449-2107 Jessica_Oppenheim@ml.com Investor Relations: Sara Furber (866) 607-1234 Investor_Relations@ml.com

MERRILL LYNCH FLOATING RATE CONVERTIBLE SECURITIES

REPURCHASE OPTION EXPIRATION

New York, March 13, 2008 – Merrill Lynch & Co., Inc. (NYSE: MER) announced today that the final deadline for requiring the Company to repurchase its Exchange Liquid Yield Option™ Notes due 2032 (Zero Coupon—Floating Rate— Senior— CUSIP No. 590188 W46) (the “LYONs”) passed on March 13, 2008.

As of the repurchase deadline, approximately $0.6 billion of original principal amount of LYONs have been submitted for repurchase. All LYONs that were properly submitted for repurchase have been accepted at a price of $1,089.05 per LYON. The purchase price for the LYONs will be paid on March 14, 2008. Following this repurchase, $1.6 billion of original principal amount of LYONs will remain outstanding.

“We evaluated the benefits of our outstanding LYONs as part of our normal financing strategy and decided to amend the terms of these securities in advance of the put date on March 13, 2008,” said Nelson Chai, chief financial officer. “As a result, nearly three quarters of the bonds will remain outstanding and will continue to provide attractive, low-cost financing to Merrill Lynch.”

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To the extent that the stock price is above the “accreted conversion price,” which is calculated in accordance with the terms of the indenture governing the terms of these securities, Merrill Lynch’s fully diluted share count will include any “in the money” shares related to the $1.6 billion of LYONs which will remain outstanding. As of March 13, 2008, the accreted conversion price for the LYONs is $66 per common share.

Merrill Lynch is one of the world’s leading wealth management, capital markets and advisory companies, with offices in 40 countries and territories and total client assets of almost $2 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns approximately half of BlackRock, one of the world’s largest publicly traded investment management companies, with more than $1 trillion in assets under management. For more information on Merrill Lynch, please visit www.ml.com.

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